Joshua Gold Resources Acquires Three New Mineral Properties in Northern Ontario.

Woodstock, Ontario-- May 19, 2020(Globe Newswire) - Joshua Gold Resources Inc. (OTC Pink: JSHG) is pleased to announce it has acquired a 100% interest in three Northern Ontario mineral properties.

Two of these properties, (McCool and Halcrow), are Gold prospects and one, (Seymour Lake Extension),  is a Lithium prospect. The gold prospects are positioned in highly prospective and prolific mining jurisdictions in the Abitibi Greenstone Belt, and the lithium prospect in the Caribou – Marshall Lake Greenstone Belt.

The McCool property is a gold prospect located 24 kilometers east of Matheson, Ontario and 90 km east of Timmins. It consists of six (6) unpatented claim units covering approximately 294 acres.

Located 6 km west of the McCool property is the historical Potter VMS Mine host to an indicated resource of 3,028,767 tonnes at 1.45% Cu, 1.19% Zn, 389.7 g/t Co, 11.1 g/t Ag and 127.5 ppb Au along with an inferred resource of 2,071,101 tonnes at 1.08% Cu, 1.05% Zn, 301.4 g/t Co, 8.7 g/t Ag, and 81.7 ppb Au.

Historically (1987), previous operators in drilled six (6) holes in overburden using a reverse drilling circulation process that resulted in Visible Gold in multiple holes and the following (Au) values:

ACA 87-09 – 2.18 g/t Au over 7'

ACA 87-10 – 2.97 g/t Au over 22’

ACA 87-11 – 8.60 g/t Au over 42’

ACA 87-11 – 3.92 g/t Au over 14’

ACA 87-12 – 1.14 g/t Au over 30.5’

ACA 87-12 – 1.16 g/t Au over 10.5’

ACA 87-14 – 5.40 g/t Au over 10.5’

The program indicated underlain Archean mafic-ultramafic rock sequences exhibiting intense alteration with unaltered gabbro and minor sedimentary formations consisting of graphitic argillites and silicic sediments, with depth to bedrock ranging from moderately shallow (20-80’) in the south and very deep (150-200’) in the northern grid.

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5395733
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Legend
Mineral Deposit Inventory
Ontario Drill Hole Database
Past Producing Mine
Current Producing Mine
Township
KNOX
KERRS
COULSON
WARDEN
MILLIGAN
RAND
LAMPLUGH
HEDMAN
McCool Property
MUNRO
POTTER
BEATTY
MCCOOL
LAMPLUGH
BLACK FOX
CROESUS
COMINCO
HISLOP
HISLOP
GUIBORD
MICHAUD
GARRISON
HARKER
N
W
E
S
0 2 4 8 12
Km
McCool Property
1:250,000
PLAYFAIR
COOK
ELLIOTT
Source: Esri, DigitalGlobe, GeoEye, Earthstar Geographics, CNES/Airbus DS, USDA, USGS, AeroGRID, IGN, and the GIS User Community

The second gold prospect, the Halcrow Gold property is located in northeastern Ontario, 35 kilometers East of Chapleau. It consists of two (2) claim units covering approximately 80 acres.  Located 25 km of the property is Newmont’s Borden Lake Mine, an active gold producer with proven and probable reserves of 2.61 million tonnes of estimated, measured and indicated gold reserves with an average grade of 5.81 g/t Au

The property is also 11 km southwest of Rockridge Resources Ltd.’s - Raney Gold Project. Recent news release (April 29, 2020) from the Raney Gold Project indicates an impressive drill result of 28.0 g/t Au over 6.0 m at a vertical depth of 95 m. The Halcrow Gold property is also 3 km north of the historical Halcrow Swayze Mine, a developed prospect with 115,600 tonnes of unclassified reserves at 3.8 g/t Au (1934).

Significant historical gold values associated with disseminated pyrite, arsenopyrite, quartz veins and red syenite-porphyry were established in two separate shear zones in Archean age volcanic tuffs, sediments, and conglomerates that resulted in the following (Au) values:

0.93 g/t Au - chip samples over 18’ and 24’ (Government Geologist Rickaby - 1934)

4.35 g/t Au - arsenopyrite-bearing qtz vein and bleached wallrock (Sulpetro - 1981)

1.4   g/t Au - pink grey qtz and feldspar porphyry-syenite, minor pyrite and chalcopyrite (K. Filo - 1992)

8.3   g/t Au - obtained in dumps of the main trench (W. Troup - 1995)

The Seymour Lake Extension property is a lithium (Li) prospect located in northwestern Ontario, 220 km north of Thunder Bay and 18 km north of Lake Nipigon. The property consists of twenty-seven (27) unpatented claim units covering 1,371 acres.

The Seymour Lake Extension property is directly adjacent to a number of expanding deposits. To the west is Ardiden Ltd’s - Seymour Lake Project with 4.8M tonnes of mineral resource at 1.25% Lithium Oxide and 186 ppm Tantalum Pentoxide.  Ardiden Ltd.’s planned exploration target (“Pye”) ties directly into JSHG's property (300 m west) and is estimated to add 2-3M tonnes to mineral resource. To the northwest is Antler Gold’s - KM61 Project (formerly held by Stockport Exploration) with 66.6M tonnes of indicated mineral resource at a grade of 0.063% Mo, 0.9% Cu and 2.6 g/t Ag including 127.7M pounds of copper, 78.2M pounds of molybdenum, and 5.5M ounces of silver.

The Company issued one million (1,000,000) common shares of JSHG common stock to a local prospector to acquire one hundred per cent (100%) interest in all the properties.

Ben Fuschino, JSHG's CEO, comments, "We are extremely pleased to add these properties to our portfolio.  Now our geological team needs to sharpen their pencils on how to best exploit these new additions."

Joshua Gold Resources Inc. (OTC Pink: JSHG) is a publicly traded American gold and mineral exploration company headquartered in Canada, home to the three-billion-year old Canadian Shield which contains a wealth of minerals from nickel, gold, copper, cobalt, lithium, niobium to chromium.

Safe Harbor Statement: This press release contains forward looking statements of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward looking statements are not a guarantee of future performance and results, and will not be accurate indications of the times, or by, which such performance will be achieved.

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Website: www.joshuagoldresources.com